Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
October 16, 2012	CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

REPORTS INCREASED EARNINGS FOR THREE AND NINE MONTHS

ENDED SEPTEMBER 30, 2012

Munster, Indiana - NorthWest Indiana Bancorp (the “Bancorp”), the holding company for Peoples Bank, reported a three month increase in earnings of 99.6%, as net income totaled $2.3 million for the three months ended September 30, 2012, compared to $1.1 million for the three months ended September 30, 2011.

The earnings of $2.3 million for the three months ended September 30, 2012, represent $0.79 per basic and diluted share. For the current three month period, the return on average assets (ROA) was 1.34% and the return on equity (ROE) was 13.42%.

For the nine months ended September 30, 2012, the Bancorp’s earnings totaled $5.2 million, compared to $4.0 million for the nine months ended September 30, 2011, an increase of 31.4%. The earnings for the current nine months represent $1.84 per basic and diluted share. For the nine months ended September 30, 2012, the ROA was 1.05% and the ROE was 10.61%.

“Increased borrowing by consumer and small business customers continues to drive Bank earnings. Loan originations for the first nine months of the year are up 72.5%, a strong indicator of increasing consumer confidence in our local economy,” said David A. Bochnowski, Chairman and Chief Executive Officer.

“Throughout the last several years of financial stress, Peoples Bank has focused on core income, growing our Wealth Management services, holding the line on operating costs, and resolving credit quality issues. We are pleased to report that our strategy has been successful and that the strength of our capital position will enable us to act on growth opportunities in the future,” Bochnowski said.

Net Interest Income

Net interest income, the difference between interest income from loans and investments and interest expense paid to funds providers, totaled $6.0 million for the three months ended September 30, 2012, compared to $5.9 million for the three months ended September 30, 2011, an increase of $101 thousand or 1.7%. The increase in net interest income for the three month period is primarily a result of a continued decrease in the Bancorp’s cost of funds. For the nine months ended September 30, 2012, net interest income totaled $17.81 million, compared to $17.82 million for the nine months ended September 30, 2011, a decrease of $9 thousand or 0.1%. The decrease in net interest income for the nine month period is primarily a result of lower loan and investment yields. The Bancorp’s net interest margin on a tax adjusted basis was 4.00% for the three months ended September 30, 2012, compared to 4.14% for the three months ended September 30, 2011. For the nine months ended September 30, 2012, the tax adjusted net interest margin was 3.99%, compared to 4.19% for the nine months ended September 30, 2011. The Bancorp’s strong net interest margin continues to benefit from loan and core deposit growth, and a low cost of funds as a result of the Federal Reserve’s continued action in maintaining a low short-term interest rate environment. However, the Bancorp’s yield on interest earnings assets is declining as a result of lower long-term interest rates.

Noninterest Income

Noninterest income from banking activities totaled $2.4 million for the three months ended September 30, 2012, compared to $1.3 million for the three months ended September 30, 2011, an increase of $1.1 million or 89.1%. For the nine months ended September 30, 2012, noninterest income totaled $5.4 million, compared to $4.7 million for the nine months ended September 30, 2011, an increase of $702 thousand or 15.0%. The increase in noninterest income for the current three and nine month periods is related to additional income from the sale of fixed rate mortgage loans, gains on foreclosed real estate, and a benefit from bank owned life insurance.

Noninterest Expense

Noninterest expense related to operating activities totaled $4.95 million for the three months ended September 30, 2012, compared to $5.24 million for the three months ended September 30, 2011, a decrease of $284 thousand or 5.4%. For the nine months ended September 30, 2012, noninterest expense totaled $14.9 million, compared to $15.1 million for the nine months ended September 30, 2011, a decrease of $194 thousand or 1.3%. The decrease in noninterest expense for the current three and nine month periods is primarily related to lower occupancy and equipment costs, lower FDIC insurance premiums, and reduced marketing and legal costs.

Funding

At September 30, 2012, core deposits totaled $370.2 million, an increase of $20.3 million or 5.8%, compared to December 31, 2011. Core deposits include checking, savings, and money market accounts and represented 67.6% of the Bancorp’s total deposits at September 30, 2012. During the first nine months of 2012, certificate of deposit balances remained stable. In addition, at September 30, 2012, borrowings and repurchase agreements totaled $57.7 million, an increase of $5.7 million or 10.9%, compared to December 31, 2011. The increase in borrowings is primarily related to growth in the Bancorp’s business sweep repurchase accounts.

Lending

The Bancorp’s loan portfolio totaled $432.5 million at September 30, 2012, an increase of $31.1 million or 7.8%, compared to December 31, 2011. Loan growth for the first nine months of 2012 is a result of increased loan origination activity. Residential mortgage loans and commercial related loans increased by $35.3 million during the first nine months of 2012, while consumer related and government loans decreased by $4.2 million. During the first nine months of 2012, $17.3 million of newly originated fixed rate mortgage loans were sold into the secondary market. Also, during the second quarter of 2012, the Bancorp conducted a $3.4 million one-time sale of portfolio fixed rate mortgage loans, which the Bancorp’s management considered an interest rate mitigation risk strategy to reduce loan prepayment risk.

Investing

The Bancorp’s securities portfolio totaled $192.3 million at September 30, 2012, compared to $187.0 million at December 31, 2011. The increase in securities is a result of investing excess liquidity in the securities portfolio. The securities portfolio represents 30.1% of earning assets and provides a consistent source of earnings to the Bancorp.

Asset Quality

At September 30, 2012, non-performing loans totaled $11.8 million, compared to $14.3 million at December 31, 2011, a decrease of $2.5 million or 17.7%. The current level of non-performing loans is concentrated with two geographically diverse commercial real estate participation loans that aggregate to $5.8 million. These participations were purchased from other originators during the period from 2005 through 2007, prior to the most recent recession, and have been written down to current estimated fair values. The Bancorp’s ratio of non-performing assets to total assets was 1.99% at September 30, 2012, compared to 2.68% at December 31, 2011.

For the three months ended September 30, 2012, loan loss provisions totaled $550 thousand, while $570 thousand in provisions were recorded for the three months ended September 30, 2011. For the nine months ended September 30, 2012, loan loss provisions totaled $1.6 million, while $2.6 million in provisions were recorded for the nine months ended September 30, 2011. Loan charge-offs, net of recoveries, totaled $1.1 million for the nine months ended September 30, 2012, compared to $3.4 million for the nine months ended September 30, 2011. At September 30, 2012, the allowance for loan losses totaled $8.6 million and is considered adequate by management. The allowance for loan losses as a percentage of total loans was 1.98% at September 30, 2012, compared to 1.99% at December 31, 2011. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, increased to 72.9% at September 30, 2012, compared to 56.0% at December 31, 2011.

Capital Adequacy

At September 30, 2012, shareholders’ equity stood at $67.4 million or 9.9% of total assets. The Bancorp’s regulatory capital ratios at September 30, 2012 were 14.5% for total capital to risk-weighted assets, 13.2% for tier 1 capital to risk-weighted assets and 9.4% for tier 1 capital to adjusted average assets. Under all regulatory capital requirements, the Bancorp is considered well capitalized. The book value of the Bancorp’s stock stood at $23.72 per share at September 30, 2012.

Other Items

The NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank, has offices in Crown Point, Dyer, East Chicago, Gary, Hammond, Hobart, Merrillville, Munster, St. John, Schererville and Valparaiso, Indiana. The Bank’s website, ibankpeoples.com, provides information on the Bank’s products, services and investor relations.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions in the financial services industry, including the level of demand in the housing market, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp
Quarterly Financial Report

Key Ratios	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2012	2011	2012	2011
Return on equity	13.42%	7.34%	10.61%	8.91%
Return on assets	1.34%	0.70%	1.05%	0.83%
Basic earnings per share	$0.79	$0.40	$1.84	$1.41
Diluted earnings per share	$0.79	$0.40	$1.84	$1.41
Yield on loans	4.86%	5.08%	4.92%	5.10%
Yield on security investments	2.77%	3.35%	2.87%	3.54%
Total yield on earning assets	4.17%	4.43%	4.19%	4.53%
Cost of deposits	0.28%	0.44%	0.31%	0.50%
Cost of borrowings	1.28%	1.46%	1.34%	1.54%
Total cost of funds	0.38%	0.53%	0.41%	0.59%
Net interest margin - tax equivalent	4.00%	4.14%	3.99%	4.19%
Noninterest income / average assets	1.41%	0.78%	1.08%	0.97%
Noninterest expense / average assets	2.94%	3.25%	2.98%	3.13%
Net noninterest margin / average assets	-1.53%	-2.47%	-1.90%	-2.16%
Efficiency ratio	59.06%	73.04%	64.14%	66.97%
Effective tax rate	21.69%	16.97%	21.87%	17.01%
Dividend declared per common share	$0.19	$0.15	$0.53	$0.45

	September 30,
	2012	December 31,
	(Unaudited)	2011
Net worth / total assets	9.93%	9.66%
Book value per share	$23.72	$22.20
Non-performing assets to total assets	1.99%	2.68%
Non-performing loans to total loans	2.72%	3.56%
Allowance for loan losses to non-performing loans	72.87%	56.03%
Allowance for loan losses to loans outstanding	1.98%	1.99%
Foreclosed real estate to total assets	0.14%	0.38%

Consolidated Statements of Income	Three Months Ended		Nine Months Ended
(Dollars in thousands)	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2012	2011	2012	2011
Interest income:
Loans	$5,243	$5,149	$15,512	$15,710
Securities & short-term investments	1,348	1,532	4,132	4,645
Total interest income	6,591	6,681	19,644	20,355
Interest expense:
Deposits	385	581	1,238	1,966
Borrowings	190	185	595	569
Total interest expense	575	766	1,833	2,535
Net interest income	6,016	5,915	17,811	17,820
Provision for loan losses	550	570	1,625	2,635
Net interest income after provision for loan losses	5,466	5,345	16,186	15,185
Noninterest income:
Fees and service charges	667	644	1,915	1,865
Wealth management operations	305	293	951	877
Gain on sale of securities, net	118	183	735	683
Gain on sale of loans held-for-sale, net	319	27	665	137
Benefit from bank owned life insurance	587	-	587	-
Increase in cash value of bank owned life insurance	96	97	290	299
Gain/(loss) on foreclosed real estate, net	254	(2)	170	786
Other-than-temporary credit impairment of debt securities	-	-	(6)	-
Other	20	9	79	37
Total noninterest income	2,366	1,251	5,386	4,684
Noninterest expense:
Compensation and benefits	2,675	2,519	7,807	7,430
Occupancy and equipment	773	877	2,355	2,569
Data processing	285	246	833	747
Federal deposit insurance premiums	143	208	434	805
Marketing	75	88	234	304
Other	1,000	1,297	3,215	3,217
Total noninterest expense	4,951	5,235	14,878	15,072
Income before income taxes	2,881	1,361	6,694	4,797
Income tax expenses	625	231	1,464	816
Net income	$2,256	$1,130	$5,230	$3,981

NorthWest Indiana Bancorp
Quarterly Financial Report

Balance Sheet Data	September 30,
(Dollars in thousands)	2012	December 31,	Change	Mix
	(Unaudited)	2011	%	%
Total assets	$678,621	$651,758	4.1%
Cash & cash equivalents	19,518	26,367	-26.0%
Securities - available for sale	192,279	186,962	2.8%

Loans receivable:
Construction and land development	22,926	21,143	8.4%	5.3%
1-4 first liens	135,899	132,231	2.8%	31.4%
Multifamily	21,372	7,313	192.2%	4.9%
Commercial real estate	154,144	146,402	5.3%	35.6%
Commercial business	71,352	63,293	12.7%	16.5%
1-4 Junior Liens	1,650	1,814	-9.0%	0.4%
HELOC	15,541	17,434	-10.9%	3.6%
Lot loans	2,458	2,656	-7.5%	0.6%
Consumer	428	472	-9.3%	0.1%
Government and other	6,742	8,643	-22.0%	1.6%
Total loans	432,512	401,401	7.8%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	71,991	55,577	29.5%	13.1%
Interest bearing checking	97,343	102,294	-4.8%	17.8%
Savings	76,387	71,417	7.0%	13.9%
MMDA	124,506	120,671	3.2%	22.7%
Total core deposits	370,227	349,959	5.8%	67.5%
Certificates of deposit	177,447	176,922	0.3%	32.5%
Total deposits	547,674	526,881	3.9%	100.0%

Borrowings	57,691	52,013	10.9%
Stockholder's equity	67,400	62,960	7.1%

Asset Quality	September 30,
(Dollars in thousands)	2012	December 31,	Change
	(Unaudited)	2011	%
Nonaccruing loans	$11,515	$14,010	-17.8%
Accruing loans delinquent more than 90 days	250	279	-10.4%
Securities in non-accrual	792	717	10.5%
Foreclosed real estate	936	2,457	-61.9%
Total nonperforming assets	13,493	17,463	-22.7%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	1,725	1,609	7.2%
ALL general allowances for loan portfolio	6,848	6,396	7.1%
Total ALL	8,573	8,005	7.1%

Capital Adequacy	At September 30,
	2012
	Actual Ratio	Required to be
	(Unaudited)	well capitalized

Total capital to risk-weighted assets	14.5%	10.0%
Tier 1 capital to risk-weighted assets	13.2%	6.0%
Tier 1 capital to adjusted average assets	9.4%	5.0%